EXHIBIT 23
May 7, 2007
Cooper Industries, Ltd.
600 Travis, Suite 5800
Houston, Texas 77002-1001
Ladies and Gentlemen:
We consent to the incorporation by reference in the following Registration Statements of Cooper Industries, Ltd. (the “Company”) and/or Cooper Industries, Inc., as applicable, and in each related Prospectus of the use of our name and the reference to an analysis, with which our firm assisted, concerning the contingent liability exposure of the Company for certain asbestos-related claims, under “Part I; Item 1. Financial Statements; Note 11. Charge Related to Discontinued Operations”, and under “Part II — Other Information; Item 1. Legal Proceedings” included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

No. 2-33-14542	Form S-8 Registration Statement for Cooper Industries, Inc. 1989 Employee Stock Purchase Plan

No. 333-02847	Form S-8 Registration Statement for Cooper Industries, Inc. Amended and Restated Directors Stock Plan

No. 333-120337	Form S-8 Registration Statement for Cooper Industries, Inc. Amended and Restated Stock Incentive Plan

No. 333-24237	Form S-3D Registration Statement for Cooper Industries, Inc. Dividend Reinvestment and Stock Purchase Plan

No. 333-101451	Form S-3D Registration Statement for Cooper Industries, Ltd. Dividend Reinvestment and Stock Purchase Plan

No. 333-51439	Form S-8 Registration Statement for Cooper Industries, Inc. Director’s Retainer Fee Stock Plan

No. 333-51441	Form S-8 Registration Statement for Cooper Industries, Inc. Amended and Restated Management Annual Incentive Plan

No. 333-37580	Form S-8 Registration Statement for Cooper (UK) Employee Share Purchase Plan
Sincerely,
/s/ Charles E. Bates
Charles E. Bates, Ph.D.
President and CEO